3428532	A0772848	FILED
Secretary of State
State of California
JUL 17 2015

       Certificate of Amendment of Articles of Incorporation

The undersigned certify that:

1.	They are the president and the secretary, respectively, of FLIXCHIP CORP., a California corporation.

2.	ARTICLE I of the Articles of incorporation of this corporation is amended to read as follows:

The name of the corporation is GoChip Inc.

3.	The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4.	The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 28,800,801. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: July 15, 2015

/s/ John Strisower
(Signature of President)

John Strisower
President

/s/ John Strisower
(Signature of Secretary)

John Strisower
Secretary

Amendment to Articles of Incorporation for Name Change to GoChip Inc.